This letter is provided in connection with the Company's Registration Statement on Form S-1 (the "Registration Statement") to be filed by the Company with the United States Securities and Exchange Commission (the "SEC").

I, Robert "Chip" Todd, hereby consent to the use of my name in the Registration Statement, in connection with reference to my involvement in the preparation of the following technical reports (the "Technical Reports"):

"Technical Report And Preliminary Economic Assessment For Underground Milling And Concentration Of Lead, Silver And Zinc At The Bunker Hill Mine. Bunker Hill Mine, Coeur d'Alene Mining District, Shoshone County, Idaho, USA", filed on November 3, 2021.

"Technical Report And Preliminary Economic Assessment for Underground Milling And Concentration Of Lead, Silver And Zinc At The Bunker Hill Mine, Bunker Hill Mine, Coeur d'Alene Mining Di5trict, Shoshone County, Idaho, USA", filed on June 4, 2021.

"TECHNICAL REPORT AND PRELIMINARY ECONOMIC ASSESSMENT FOR UNDERGROUND MILLING AND CONCENTRATION OF LEAD, SILVER AND ZINC AT THE BUNKER HILL MINE, BUNKER HILL MINE, COEUR D'ALENE MINING DISTRICT, SHOSHONE COUNTY, IDAHO, USA November 3, 2021 EFFECTIVE DATE: September 20, 2021"

"TECHNICAL REPORT AND PRELIMINARY ECONOMIC ASSESSMENT FOR UNDERGROUND MILLING AND CONCENTRATION OF LEAD, SILVER AND ZINC AT THE BUNKER HILL MINE. BUNKER HILL MINE, COEUR D'ALENE MINING DISTRICT, SHOSHONE COUNTY, IDAHO, USA DECEMBER 29, 2021, EFFECTIVE DATE: NOVEMBER 29, 2021"

and to references to the Technical Report, **or** portions thereof, in the Registration Statement, and to the inclusion and incorporation by reference of the information derived from the Technical Report in the Registration Statement.

Yours truly,

/s/ Robert "Chip" Todd Robert H. Todd Digitally signed by Robert H. Todd DN: C=US, E=ctodd@minetech-usa.com, O="Minetech-USA, LLC", CN=Robert H. Todd Date: 2021.12.30 07:32:31-07'00'

December 29, 2021